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                                                                Exhibit 3.1(iii)

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

         LKQ Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of said corporation adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of said corporation:

                  RESOLVED, that, subject to the consummation of the proposed initial public offering of the Company's common stock, the Certificate of Incorporation of LKQ Corporation be amended by changing the Fourth Article thereof so that, as amended, said Article shall be and read as follows:

                  The total number of shares of all classes of capital stock which the corporation shall have authority to issue is five hundred million (500,000,000) shares of common stock, par value $.01 per share.

                  RESOLVED, that, subject to the consummation of the proposed initial public offering of the Company's common stock, the Certificate of Incorporation of LKQ Corporation be amended by changing the Fifth Article thereof so that, as amended, said Article shall be and read as follows:

                  Meetings of the stockholders may be held within or outside the State of Delaware, as the bylaws may provide. Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders. Special meetings of the stockholders of the corporation may be called only by the President of the corporation or by a resolution adopted by the affirmative vote of a majority of the board of directors.

         SECOND: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

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         IN WITNESS WHEREOF, said LKQ Corporation has caused this certificate to be signed by Victor M. Casini, its Vice President, this ____ day of September, 2003.

                                   LKQ CORPORATION


                                   By: ____________________________
                                   Name: Victor M. Casini
                                   Title: Vice President